UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2008

PURE CYCLE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-8814	84-0705083
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8451 Delaware Street, Thornton, CO	80260
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 292-3456

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS

In 1996, the Rangeview Metropolitan District (“Rangeview”) entered into the Amended and Restated Lease Agreement (the “Lease”) with the Colorado State Board of Land Commissioners (the “Land Board”). In conjunction with the Lease, Pure Cycle Corporation (“Pure Cycle”) entered into a Service Agreement to serve as Rangeview’s exclusive service provider. Pursuant to the Lease, Rangeview and its water service provider, Pure Cycle, have the exclusive right to provide water service to approximately 24,000 acres of the approximately 27,000 acre Lowry Range, which is owned by the Land Board. For the past 14 years, Pure Cycle as the exclusive service provider for Rangeview has invested millions of dollars in the adjudication, engineering and development of water and wastewater facilities for service to the Lowry Range. In June 2007, the Land Board awarded Lend Lease Lowry Range LLC (“Lend Lease”) sole development rights for approximately 3,900 acres (or six-square miles) of the Lowry Range. Of this, approximately 1,300 acres (or two square miles) are subject to the Lease. Additionally, Pure Cycle has been in discussions with Lend Lease to provide water and wastewater service to the other 2,600 acres of the Lowry Range not covered under the Lease.

In 2003, the City of Aurora (“Aurora”) filed an application for conditional water rights with the District Court, Water Division I, State of Colorado (“Water Court”). In the filing, Aurora listed numerous potential sites for reservoirs for storage of its water rights. Three of the potential reservoir sites were located on the Lowry Range on reservoir sites which had been adjudicated by Rangeview and the Land Board and for which the Land Board has previously granted the right to obtain rights-of-way to Rangeview and Pure Cycle to construct reservoirs.

In September of 2007, Rangeview filed a motion for summary judgment requesting that the three reservoir sites subject to the Lease be excluded from Aurora’s application, and the Water Court granted that motion on November 6, 2007. On February 22, 2008, Aurora filed a motion with the Water Court for reconsideration of the summary judgment.

On March 14, 2008, Lend Lease filed a Motion for Leave to File Response as Amicus Curiae in Support of Aurora’s Motion for Reconsideration (the “Lend Lease Motion”) with the Water Court. The Lend Lease Motion argues that summary judgment is not appropriate on the issue of whether it is possible for a third party to build and operate a reservoir on sites which have been adjudicated and identified in the Lease. Lend Lease goes on to state that Pure Cycle, as Rangeview’s service provider, may not have the exclusive right to provide water service to the two sections of the Lowry Range property subject to the Lease.

Rangeview and Pure Cycle will vigorously oppose Lend Lease’s motion to respond as Amicus Curiae in support of Aurora’s Motion for Reconsideration. Pure Cycle and Rangeview believe the position taken by Lend Lease in its motion is directly contrary to the provisions of the Lease and to the Land Board’s board order relating to these reservoirs in the Aurora application. Further Pure Cycle and Rangeview intend to vigorously defend their rights under the Lease.

Pure Cycle is unable to determine whether additional legal action will be necessary to enforce its right to the adjudicated reservoirs under the Lease or to provide water service to the Lowry Range. If additional legal proceedings become necessary, and Rangeview and Pure Cycle’s rights under the Lease are adversely ruled upon in such legal proceedings, it could materially adversely impact the value of Pure Cycle’s interests under the Lease.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 18, 2008

PURE CYCLE CORPORATION

By: /s/ Mark W. Harding
Mark W. Harding,
President and Chief Financial Officer

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